Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 82,406,911.34	0.0001381	$ 11,380.39
Fees Previously Paid
	Total Transaction Valuation:	$ 82,406,911.34
	Total Fees Due for Filing:			$ 11,380.39
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 165.42
	Net Fee Due:			$ 11,214.97
Offering Note
[1]	Calculated as the aggregate maximum purchase price for Class I common shares of beneficial interest, par value $0.01 per share, of KKR FS Income Trust ("Shares"), based upon the net asset value per Share as of March 31, 2026 of $29.23. This amount is based upon the offer to purchase up to 2,819,258 Shares. Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as modified by Fee Rate Advisory No. 1 for Fiscal Year 2026.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	1		Schedule TO	005-94079	09/02/2025		$ 165.42
Fee Offset Sources		KKR FS Income Trust	Schedule TO	005-94079		09/02/2025		$ 165.42
Explanation of the basis for claimed offset:
[1]	An aggregate fee of $1,372.83 was paid with the filing of the Schedule TO-I by KKR FS Income Trust on September 2, 2025 (the "September 2025 Schedule TO-I"). The final transaction fee due pursuant to the final amendment to the September 2025 Schedule TO-I filed October 27, 2025 was $1,007.44 as $6,580,284.10 of shares were tendered. Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion of the remaining $365.39 of the filing fee paid in connection with the September 2025 Schedule TO-I was used to offset the remaining filing fee due in connection with the filing of the Schedule TO-I by KKR FS Income Trust on December 1, 2025 (the "December 2025 Schedule TO-I"). More specifically, $176.35 from the filing fee paid in connection with the September 2025 Schedule TO-I was used to offset the final transaction fee due from the December 2025 Schedule TO-I filing, and the remaining $189.04 from the September 2025 Schedule TO-I remained available to offset future filings. A portion of the remaining $189.04 of the filing fee paid in connection with the September 2025 Schedule TO-I was used to offset the remaining filing fee due in connection with the filing of the Schedule TO-I by KKR FS Income Trust on March 2, 2026 (the "March 2026 Schedule TO-I"). More specifically, $23.62 from the filing fee paid in connection with the September 2025 Schedule TO-I was used to offset the final transaction fee due from the March 2026 Schedule TO-I filing. Pursuant to Rule 0-11(a)(2) under the Exchange Act, the remaining $165.42 portion of the filing fee paid in connection with the September 2025 Schedule TO-I is being used to offset a portion of the filing fee in connection with this Schedule TO-I.